Provident Financial Services, Inc. Announces Third Quarter Earnings and Declares Quarterly Cash Dividend

ISELIN, NJ, October 25, 2019 - Provident Financial Services, Inc. (NYSE:PFS) (the “Company”) reported net income of $31.4 million, or $0.49 per basic and diluted share, for the three months ended September 30, 2019, compared to net income of $35.5 million, or $0.55 per basic share and $0.54 per diluted share, for the three months ended September 30, 2018. For the nine months ended September 30, 2019, the Company reported net income of $86.7 million, or $1.34 per basic and diluted share, compared to net income of $82.6 million, or $1.27 per basic share and diluted share, for the same period last year.
Christopher Martin, Chairman, President and Chief Executive Officer commented: “The lower interest rate environment stemming from the Federal Reserve’s accommodative interest rate policy put pressure on our net interest margin, consistent with much of the industry this quarter. We have taken steps to reduce negotiated deposit rates and will continue our emphasis on non-interest bearing deposit growth which was strong this quarter.” Martin continued: “We remain focused on managing expenses, while still addressing technology investment and compliance requirements.”
Declaration of Quarterly Dividend
The Company’s Board of Directors declared a quarterly cash dividend of $0.23 per common share payable on November 29, 2019, to stockholders of record as of the close of business on November 15, 2019.
Balance Sheet Summary
Total assets at September 30, 2019 were $9.92 billion, a $192.6 million increase from December 31, 2018. The increase in total assets was primarily due to a $118.2 million increase in cash and cash equivalents, a $71.2 million increase in other assets, a $19.4 million increase in intangible assets and a $16.4 million increase in total loans, partially offset by a $27.8 million decrease in total investments.
The increase in other assets was largely due to the Company's January 1, 2019 adoption of a new lease accounting standard. The Company recorded a right of use asset of $44.9 million, which was based on the present value of the expected remaining lease payments at January 1, 2019.
The Company’s loan portfolio increased $16.4 million to $7.27 billion at September 30, 2019, from $7.25 billion at December 31, 2018. For the nine months ended September 30, 2019, loan originations, including advances on lines of credit, totaled $2.04 billion, compared with $2.34 billion for the same period in 2018. During the nine months ended September 30, 2019, the loan portfolio had net increases of $137.8 million in commercial mortgage loans and $10.5 million in construction loans, partially offset by net decreases of $41.0 million in multi-family mortgage loans, $35.2 million in commercial loans, $27.9 million in consumer loans and $27.3 million in residential mortgage loans. Commercial real estate, commercial and construction loans represented 79.7% of the loan portfolio at September 30, 2019, compared to 78.9% at December 31, 2018.
At September 30, 2019, the Company’s unfunded loan commitments totaled $1.65 billion, including commitments of $649.5 million in commercial loans, $541.8 million in construction loans and $224.7 million in commercial mortgage loans. Unfunded loan commitments at December 31, 2018 and September 30, 2018 were $1.49 billion and $1.60 billion, respectively.
The loan pipeline, consisting of work-in-process and loans approved pending closing, totaled $1.09 billion at September 30, 2019, compared to $973.4 million and $1.13 billion at December 31, 2018 and September 30, 2018, respectively.
Total investments were $1.58 billion at September 30, 2019, a $27.8 million decrease from December 31, 2018. This decrease was largely due to repayments of mortgage-backed securities, maturities and calls of certain municipal and agency bonds, partially offset by purchases of mortgage-backed and municipal securities and an increase in unrealized gains on available for sale debt securities.

Intangible assets increased $19.4 million to $437.6 million at September 30, 2019. The increase in intangible assets was primarily related to the Company's April 1, 2019 acquisition of Tirschwell & Loewy, Inc. (“T&L”), a New York City-based independent registered investment adviser, partially offset by scheduled amortization.
Total deposits increased $131.2 million during the nine months ended September 30, 2019 to $6.96 billion. Total time deposits increased $94.2 million to $844.7 million at September 30, 2019, while total core deposits, consisting of savings and demand deposit accounts, increased $37.0 million to $6.12 billion at September 30, 2019. The increase in time deposits was primarily the result of a $159.9 million increase in brokered deposits, partially offset by a $65.7 million decrease in retail time deposits. The increase in core deposits was largely attributable to a $202.0 million increase in non-interest bearing demand deposits and a $97.4 million increase in money market deposits, partially offset by a $196.0 million decrease in interest bearing demand deposits and a $66.3 million decrease in savings deposits. Core deposits represented 87.9% of total deposits at September 30, 2019, compared to 89.0% at December 31, 2018.
Borrowed funds decreased $62.2 million during the nine months ended September 30, 2019, to $1.38 billion. The decrease in borrowings for the period was primarily the result of wholesale funding being partially replaced by the net inflows of deposits. Borrowed funds represented 13.9% of total assets at September 30, 2019, a decrease from 14.8% at December 31, 2018.
Stockholders’ equity increased $38.9 million during the nine months ended September 30, 2019, to $1.40 billion, primarily due to net income earned for the period and an increase in unrealized gains on available for sale debt securities, partially offset by dividends paid to stockholders and common stock repurchases. For the nine months ended September 30, 2019, common stock repurchases totaled 916,326 shares at an average cost of $23.81, of which 73,311 shares, at an average cost of $27.08, were made in connection with withholding to cover income taxes on the vesting of stock-based compensation. At September 30, 2019, 1.6 million shares remained eligible for repurchase under the current stock repurchase authorization. Book value per share and tangible book value per share(1) at September 30, 2019 were $21.26 and $14.60, respectively, compared with $20.49 and $14.18, respectively, at December 31, 2018.
Results of Operations
Net Interest Income and Net Interest Margin
For the three months ended September 30, 2019, net interest income decreased $2.3 million to $73.5 million, from $75.8 million for the same period in 2018. Net interest income for the nine months ended September 30, 2019 increased $1.7 million to $225.1 million, from $223.3 million for the same period in 2018. The decline in net interest income for the three months ended September 30, 2019, compared with three months ended September 30, 2018, was primarily due to the period-over-period compression in the net interest margin as the increase in the cost of the Company’s average interest-bearing deposits and borrowings outpaced the improvement in the yield on average total loans. This was tempered by the net inflow of deposits and growth in average non-interest bearing deposits, which mitigated the Company’s need to utilize higher-cost sources to fund average interest earning assets. The improvement in net interest income for the nine months ended September 30, 2019, compared to the same period in 2018, was driven by an increase in the net interest margin. The improvement in net interest margin for the nine months ended September 30, 2019 was aided by the recognition of $2.2 million in interest income, in the second quarter of 2019, upon the prepayment of loans which had previously been non-accruing.
The Company’s net interest margin decreased 19 basis points to 3.23% for the quarter ended September 30, 2019, from 3.42% for the trailing quarter. The yield on interest-earning assets and net interest margin for the three months ended June 30, 2019 were enhanced by 10 basis points as a result of the recognition of $2.2 million in interest income upon the prepayment of loans which had previously been non-accruing. Excluding the impact of the receipt of this non-accrual loan interest in the prior quarter, the net interest margin compressed nine basis points for the quarter ended September 30, 2019, compared with the trailing quarter. The weighted average yield on interest-earning assets decreased 19 basis points to 4.09% for the quarter ended September 30, 2019, compared to 4.28% for the quarter ended June 30, 2019. The weighted average cost of interest-bearing liabilities for the quarter ended September 30, 2019 increased one basis point to 1.13%, compared to 1.12% for the trailing quarter. The average cost of interest bearing deposits for the quarter ended September 30, 2019 was 0.87%, compared to 0.86% for the trailing quarter ended June 30, 2019. Average non-interest bearing demand deposits totaled $1.51 billion for the quarter ended September 30, 2019, compared with $1.46 billion for the trailing quarter ended June 30, 2019. The average cost of borrowed funds for the quarter ended September 30, 2019 was 2.13%, compared to 2.18% for the trailing quarter.
The net interest margin decreased 15 basis points to 3.23% for the quarter ended September 30, 2019, compared to 3.38% for the quarter ended September 30, 2018. The weighted average yield on interest-earning assets increased two basis points to 4.09% for the quarter ended September 30, 2019, compared to 4.07% for the quarter ended September 30, 2018, while the weighted average cost of interest bearing liabilities increased 23 basis points for the quarter ended September 30, 2019 to 1.13%, compared to the third quarter of 2018. The average cost of interest bearing deposits for the quarter ended September 30, 2019 was 0.87%, compared to 0.60% for the same period last year. Average non-interest bearing demand deposits totaled $1.51 billion for the quarter ended September 30, 2019, compared to $1.50 billion at September 30, 2018. The average cost of borrowed funds for the quarter ended September 30, 2019 was 2.13%, compared to 1.93% for the same period last year.
For the nine months ended September 30, 2019, the net interest margin increased two basis points to 3.35%, compared to 3.33% for the nine months ended September 30, 2018. The yield on interest-earning assets and net interest margin for the nine months ended September 30, 2019 were enhanced by three basis points as a result of the recognition in the second quarter of $2.2 million in interest income upon the prepayment of loans which had previously been non-accruing. Excluding the impact of the receipt of this non-accrual loan interest in the prior quarter, the net interest margin compressed one basis point for the nine months ended September 30, 2019, compared with the prior year period. The weighted average yield on interest earning assets increased 21 basis points to 4.19% for the nine months ended September 30, 2019, compared to 3.98% for the nine months ended September 30, 2018, while the weighted average cost of interest bearing liabilities increased 27 basis points to 1.10% for the nine months ended September 30, 2019, compared to 0.83% the same period last year. The average cost of interest bearing deposits increased 31 basis points to 0.84% for the nine months ended September 30, 2019, compared to 0.53% for the same period last year. Average non-interest bearing demand deposits totaled $1.47 billion for the nine months ended September 30, 2019, compared with $1.46 billion for the nine months ended September 30, 2018. The average cost of borrowings for the nine months ended September 30, 2019 was 2.13%, compared to 1.81% for the same period last year.
Non-Interest Income
Non-interest income totaled $18.0 million for the quarter ended September 30, 2019, an increase of $2.1 million, compared to the same period in 2018. Wealth management income increased $1.5 million to $6.1 million for the three months ended September 30, 2019, primarily due to fees earned from assets under management acquired in the T&L transaction. Other income increased $1.3 million to $3.1 million for the three months ended September 30, 2019, compared to the quarter ended September 30, 2018, primarily due to a $1.8 million increase in customer swap fee income, partially offset by a $383,000 decrease in net gains on the sale of loans. Fee income increased $179,000 to $7.6 million for the three months ended September 30, 2019, compared to the same period in 2018, largely due to a $264,000 increase in commercial loan prepayment fees, partially offset by a $124,000 decrease in income from the sale of non-deposit investment products. Partially offsetting these increases, income from Bank-owned life insurance ("BOLI") decreased $811,000 to $1.3 million for the three months ended September 30, 2019, compared to the same period in 2018, primarily due to a decrease in benefit claims and lower equity valuations.
For the nine months ended September 30, 2019, non-interest income totaled $46.1 million, an increase of $3.0 million, compared to the same period in 2018. Wealth management income increased $2.8 million to $16.4 million for the nine months ended September 30, 2019, primarily due to fees of $3.5 million earned from approximately $822 million of assets under management acquired in the T&L transaction, partially offset by a decrease in managed mutual fund fees. Other income increased $625,000 to $4.8 million for the nine months ended September 30, 2019, compared to $4.1 million for the same period in 2018, due to a $1.5 million increase in customer swap fee income, partially offset by a $573,000 decrease in net gains on the sale of foreclosed real estate and a $304,000 decrease in net gains on the sale of loans. BOLI income decreased $387,000 to $4.3 million for the nine months ended September 30, 2019, compared to the same period in 2018, primarily due to a decrease in benefit claims, partially offset by an increase in equity valuations.
Non-Interest Expense
For the three months ended September 30, 2019, non-interest expense totaled $49.7 million, an increase of $3.1 million, compared to the three months ended September 30, 2018. Compensation and benefits expense increased $1.8 million to $29.4 million for the three months ended September 30, 2019, compared to $27.5 million for the same period in 2018. This increase was principally due to additional compensation expense associated with the T&L acquisition, an increase in salary expense related to annual merit increases and an increase in severance costs. Other operating expenses increased $776,000 to $7.9 million for the three months ended September 30, 2019, compared to the same period in 2018, largely due to increases in attorney fees and a change in the vesting schedule of stock-based director fees. Data processing expense increased $484,000 to $4.1 million for the three months ended September 30, 2019, primarily due to increases in software subscription service expense and implementation costs, while the amortization of intangibles increased $318,000 for the three months ended September 30, 2019, compared with the same period in 2018, mainly due to an increase in the customer relationship intangible amortization attributable to the acquisition of T&L. Partially offsetting these increases, FDIC insurance decreased $967,000 largely due to the receipt of the small bank assessment credit for the second quarter of 2019 and the discontinuance of the FICO assessment. The FICO assessment was used to pay interest on the Financing Corporation bonds issued in the late 1980's to recapitalize the former Federal Savings and Loan Insurance Corporation.
The Company’s annualized non-interest expense as a percentage of average assets(1) was 1.99% for the quarter ended September 30, 2019, compared to 1.90% for the same period in 2018. The efficiency ratio (non-interest expense divided by the sum of net interest income and non-interest income)(1) was 54.31% for the quarter ended September 30, 2019, compared to 50.88% for the same period in 2018.
Non-interest expense totaled $147.8 million for the nine months ended September 30, 2019, an increase of $5.5 million, compared to $142.4 million for the nine months ended September 30, 2018. Compensation and benefits expense increased $3.3 million to $86.7 million for the nine months ended September 30, 2019, compared to $83.4 million for the nine months ended September 30, 2018, primarily due to additional compensation expense associated with the T&L acquisition, an increase in the accrual for incentive compensation and an increase in stock-based compensation. Data processing expense increased $1.6 million to $12.4 million for the nine months ended September 30, 2019, compared to $10.9 million for the same period in 2018, principally due to increases in software subscription service expense and software implementation costs, partially offset by a decrease in software maintenance expense. Other operating expenses increased $895,000 to $22.7 million for the nine months ended September 30, 2019, compared to the same period in 2018, largely due to an increase in attorney fees and consulting expenses, partially offset by the impact of the change in the vesting schedule of stock-based director fees. In addition, amortization of intangibles increased $536,000 for the nine months ended September 30, 2019, compared with the same period in 2018, due to an increase in the customer relationship intangible amortization attributable to the T&L acquisition. Partially offsetting these increases, FDIC insurance decreased $1.8 million due to the receipt of the small bank assessment credit for the second quarter of 2019, the discontinuance of the FICO assessment and an overall reduction in the insurance assessment rate.
Asset Quality
The Company’s total non-performing loans at September 30, 2019 were $40.0 million, or 0.55% of total loans, compared to $38.6 million, or 0.53% of total loans at June 30, 2019, and $25.7 million, or 0.35% of total loans at December 31, 2018. The $1.4 million increase in non-performing loans at September 30, 2019, compared to the trailing quarter, was due to a $1.6 million increase in non-performing commercial loans, partially offset by a $155,000 decrease in non-performing consumer loans, a $34,000 decrease in non-performing residential loans and a $25,000 decrease in non-performing commercial mortgage loans. At September 30, 2019, impaired loans totaled $71.3 million with related specific reserves of $5.3 million, compared with impaired loans totaling $70.6 million with related specific reserves of $9.4 million at June 30, 2019. At December 31, 2018, impaired loans totaled $50.7 million with related specific reserves of $1.2 million.

At September 30, 2019, the Company’s allowance for loan losses was 0.79% of total loans, compared to 0.86% and 0.77% at June 30, 2019 and December 31, 2018, respectively. The Company recorded provisions for loan losses of $500,000 and $10.2 million for the three and nine months ended September 30, 2019, respectively, compared with provisions of $1.0 million and $21.9 million for the three and nine months ended September 30, 2018, respectively. For the nine months ended September 30, 2019, the provision for loan losses was largely driven by deterioration in several commercial credit relationships. This included fully providing for a $5.7 million relationship with a commercial contractor, $3.3 million in connection with a $14.1 million interest in a syndicated impaired credit to a franchise restaurant owner/operator and $1.2 million related to a $3.7 million commercial relationship with a charter bus company. The $5.7 million related to the commercial contractor was charged-off in the current quarter. For the three and nine months ended September 30, 2019, the Company had net charge-offs of $6.0 million and $8.4 million, respectively, compared to net charge-offs of $5.9 million and $28.2 million, respectively, for the same periods in 2018. The allowance for loan losses increased $1.8 million to $57.3 million at September 30, 2019 from $55.6 million at December 31, 2018.
At September 30, 2019 and December 31, 2018, the Company held foreclosed assets of $1.5 million and $1.6 million, respectively. During the nine months ended September 30, 2019, there were five additions to foreclosed assets with a carrying value of $850,000, and five properties sold with a carrying value of $881,000. Foreclosed assets at September 30, 2019 consisted of $1.4 million of residential real estate, $130,000 of marine assets and $48,000 of commercial real estate. Total non-performing assets at September 30, 2019 increased $14.3 million to $41.5 million, or 0.42% of total assets, from $27.3 million, or 0.28% of total assets at December 31, 2018.
Income Tax Expense
For the three and nine months ended September 30, 2019, the Company’s income tax expense was $9.9 million and $26.4 million, respectively, compared with $8.6 million and $19.5 million, for the three and nine months ended September 30, 2018, respectively. The Company’s effective tax rates were 24.0% and 23.4% for the three and nine months ended September 30, 2019, respectively, compared to 19.5% and 19.1% for the three and nine months ended September 30, 2018, respectively. The increase in the Company's effective tax rate for both the three and nine months ended September 30, 2019 was attributable to the publication of a technical bulletin by the New Jersey Division of Taxation in the second quarter of 2019 that specifies treatment of real estate investment trusts in connection with combined reporting for NJ corporate business tax purposes.
About the Company
Provident Financial Services, Inc. is the holding company for Provident Bank, a community-oriented bank offering "commitment you can count on" since 1839. Provident Bank provides a comprehensive array of financial products and services through its network of branches throughout northern and central New Jersey, as well as Bucks, Lehigh and Northampton counties in Pennsylvania. The Bank also provides fiduciary and wealth management services through its wholly owned subsidiary, Beacon Trust Company.
Post Earnings Conference Call
Representatives of the Company will hold a conference call for investors on Friday, October 25, 2019 at 10:00 a.m. Eastern Time to discuss the Company’s financial results for the quarter ended September 30, 2019. The call may be accessed by dialing 1-888-336-7149 (Domestic), 1-412-902-4175 (International) or 1-855-669-9657 (Canada). Internet access to the call is also available (listen only) at provident.bank by going to Investor Relations and clicking on "Webcast."
Forward Looking Statements
Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” "project," "intend," “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those set forth in Item

1A of the Company's Annual Report on Form 10-K, as supplemented by its Quarterly Reports on Form 10-Q, and those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in accounting policies and practices that may be adopted by the regulatory agencies and the accounting standards setters, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.
The Company cautions readers not to place undue reliance on any such forward-looking statements which speak only as of the date made. The Company advises readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not have any obligation to update any forward-looking statements to reflect events or circumstances after the date of this statement.
Footnotes
(1) Tangible book value per share, annualized return on average tangible equity, annualized non-interest expense as a percentage of average assets and the efficiency ratio are non-GAAP financial measures. Please refer to the Notes following the Consolidated Financial Highlights which contain the reconciliation of GAAP to non-GAAP financial measures and the associated calculations.

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Statements of Financial Condition
September 30, 2019 (Unaudited) and December 31, 2018
(Dollars in Thousands)

Assets	September 30, 2019	December 31, 2018

Cash and due from banks	$178,573	$86,195
Short-term investments	82,287	56,466
Total cash and cash equivalents	260,860	142,661

Available for sale debt securities, at fair value	1,052,995	1,063,079
Held to maturity debt securities (fair value of $476,698 at September 30, 2019 (unaudited) and $479,740 at December 31, 2018)	461,738	479,425
Equity securities, at fair value	728	635
Federal Home Loan Bank Stock	68,721	68,813
Loans	7,266,994	7,250,588
Less allowance for loan losses	57,344	55,562
Net loans	7,209,650	7,195,026
Foreclosed assets, net	1,534	1,565
Banking premises and equipment, net	55,119	58,124
Accrued interest receivable	29,091	31,475
Intangible assets	437,585	418,178
Bank-owned life insurance	195,451	193,085
Other assets	144,925	73,703
Total assets	$9,918,397	$9,725,769

Liabilities and Stockholders' Equity

Deposits:
Demand deposits	$5,131,103	$5,027,708
Savings deposits	985,575	1,051,922
Certificates of deposit of $100,000 or more	534,745	414,848
Other time deposits	309,948	335,644
Total deposits	6,961,371	6,830,122
Mortgage escrow deposits	25,972	25,568
Borrowed funds	1,380,063	1,442,282
Other liabilities	153,158	68,817
Total liabilities	8,520,564	8,366,789

Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 83,209,293 shares issued and 65,760,468 shares outstanding at September 30, 2019 and 66,325,458 outstanding at December 31, 2018	832	832
Additional paid-in capital	1,028,131	1,021,533
Retained earnings	682,540	651,099
Accumulated other comprehensive income (loss)	6,762	(12,336)
Treasury stock	(292,868)	(272,470)
Unallocated common stock held by the Employee Stock Ownership Plan	(27,564)	(29,678)
Common Stock acquired by the Directors' Deferred Fee Plan	(4,001)	(4,504)
Deferred Compensation - Directors' Deferred Fee Plan	4,001	4,504
Total stockholders' equity	1,397,833	1,358,980
Total liabilities and stockholders' equity	$9,918,397	$9,725,769

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Statements of Income
Three and Nine Months Ended September 30, 2019 and 2018 (Unaudited)
(Dollars in Thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Interest income:
Real estate secured loans	$56,402	$54,532	$167,051	$158,798
Commercial loans	20,104	20,230	63,788	58,706
Consumer loans	4,648	5,095	14,216	14,945
Available for sale debt securities, equity securities and Federal Home Loan Bank stock	7,918	7,805	24,584	22,738
Held to maturity debt securities	3,075	3,149	9,408	9,447
Deposits, federal funds sold and other short-term investments	879	450	2,038	1,273
Total interest income	93,026	91,261	281,085	265,907

Interest expense:
Deposits	11,730	7,856	33,940	21,087
Borrowed funds	7,768	7,619	22,055	21,477
Total interest expense	19,498	15,475	55,995	42,564
Net interest income	73,528	75,786	225,090	223,343
Provision for loan losses	500	1,000	10,200	21,900
Net interest income after provision for loan losses	73,028	74,786	214,890	201,443

Non-interest income:
Fees	7,634	7,455	20,617	20,706
Wealth management income	6,084	4,570	16,406	13,572
Bank-owned life insurance	1,272	2,083	4,253	4,640
Net gain on securities transactions	—	2	29	3
Other income	3,057	1,806	4,764	4,139
Total non-interest income	18,047	15,916	46,069	43,060

Non-interest expense:
Compensation and employee benefits	29,376	27,546	86,735	83,398
Net occupancy expense	6,413	5,924	19,629	19,052
Data processing expense	4,114	3,630	12,447	10,862
FDIC Insurance	—	967	1,167	2,920
Amortization of intangibles	827	509	2,161	1,625
Advertising and promotion expense	1,098	949	3,059	2,763
Other operating expenses	7,910	7,134	22,650	21,755
Total non-interest expense	49,738	46,659	147,848	142,375
Income before income tax expense	41,337	44,043	113,111	102,128
Income tax expense	9,938	8,575	26,429	19,504
Net income	$31,399	$35,468	$86,682	$82,624

Basic earnings per share	$0.49	$0.55	$1.34	$1.27
Average basic shares outstanding	64,511,956	65,037,779	64,720,642	64,907,210

Diluted earnings per share	$0.49	$0.54	$1.34	$1.27
Average diluted shares outstanding	64,632,285	65,183,881	64,852,983	65,078,627

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Financial Highlights
(Dollars in Thousands, except share data) (Unaudited)

	At or for the		At or for the
	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Statement of Income
Net interest income	$73,528	$75,786	$225,090	$223,343
Provision for loan losses	500	1,000	10,200	21,900
Non-interest income	18,047	15,916	46,069	43,060
Non-interest expense	49,738	46,659	147,848	142,375
Income before income tax expense	41,337	44,043	113,111	102,128
Net income	31,399	35,468	86,682	82,624
Diluted earnings per share	$0.49	$0.54	$1.34	$1.27
Interest rate spread	2.96%	3.17%	3.09%	3.15%
Net interest margin	3.23%	3.38%	3.35%	3.33%

Profitability
Annualized return on average assets	1.26%	1.45%	1.18%	1.13%
Annualized return on average equity	8.90%	10.59%	8.34%	8.38%
Annualized return on average tangible equity (2)	12.97%	15.47%	12.11%	12.30%
Annualized non-interest expense to average assets (3)	1.99%	1.90%	2.01%	1.95%
Efficiency ratio (4)	54.31%	50.88%	54.52%	53.44%

Asset Quality
Non-accrual loans			$39,981	$29,066
90+ and still accruing			—	—
Non-performing loans			39,981	29,066
Foreclosed assets			1,534	5,932
Non-performing assets			41,515	34,998
Non-performing loans to total loans			0.55%	0.40%
Non-performing assets to total assets			0.42%	0.36%
Allowance for loan losses			$57,344	$53,910
Allowance for loan losses to total non-performing loans			143.43%	185.47%
Allowance for loan losses to total loans			0.79%	0.75%

Average Balance Sheet Data
Assets	$9,899,693	$9,727,605	$9,811,371	$9,738,958
Loans, net	7,199,945	7,195,306	7,169,099	7,209,823
Earning assets	8,955,859	8,857,175	8,889,786	8,867,081
Core deposits	6,067,107	6,067,103	6,095,784	6,100,229
Borrowings	1,445,112	1,569,176	1,386,349	1,583,740
Interest-bearing liabilities	6,825,203	6,794,782	6,812,752	6,870,454
Stockholders' equity	1,399,583	1,328,345	1,388,838	1,317,656
Average yield on interest-earning assets	4.09%	4.07%	4.19%	3.98%
Average cost of interest-bearing liabilities	1.13%	0.90%	1.10%	0.83%

Loan Data
Mortgage loans:
Residential			$1,072,701	$1,108,396
Commercial			2,437,210	2,274,059
Multi-family			1,298,754	1,344,066
Construction			399,501	429,248
Total mortgage loans			5,208,166	5,155,769
Commercial loans			1,659,965	1,633,894
Consumer loans			403,576	443,340
Total gross loans			7,271,707	7,233,003
Premium on purchased loans			2,716	3,433
Unearned discounts			(26)	(34)
Net deferred			(7,403)	(8,029)
Total loans			$7,266,994	$7,228,373

Notes and Reconciliation of GAAP and Non-GAAP Financial Measures
(Dollars in Thousands, except share data)
The Company has presented the following non-GAAP (U.S. Generally Accepted Accounting Principles) financial measures because it believes that these measures provide useful and comparative information to assess trends in the Company’s results of operations and financial condition. Presentation of these non-GAAP financial measures is consistent with how the Company evaluates its performance internally and these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the Company’s industry. Investors should recognize that the Company’s presentation of these non-GAAP financial measures might not be comparable to similarly-titled measures of other companies. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures and the Company strongly encourages a review of its condensed consolidated financial statements in their entirety.

(1) Book and Tangible Book Value per Share
		At September 30,		At December 31,
		2019	2018	2018
Total stockholders' equity		$1,397,833	$1,331,589	$1,358,980
Less: total intangible assets		437,585	418,674	418,178
Total tangible stockholders' equity		$960,248	$912,915	$940,802

Shares outstanding		65,760,468	66,857,212	66,325,458

Book value per share (total stockholders' equity/shares outstanding)		$21.26	$19.92	$20.49
Tangible book value per share (total tangible stockholders' equity/shares outstanding)		$14.60	$13.65	$14.18

(2) Annualized Return on Average Tangible Equity
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Total average stockholders' equity	$1,399,583	$1,328,345	$1,388,838	$1,317,656
Less: total average intangible assets	438,906	418,997	431,802	419,530
Total average tangible stockholders' equity	$960,677	$909,348	$957,036	$898,126

Net income	$31,399	$35,468	$86,682	$82,624

Annualized return on average tangible equity (net income/total average stockholders' equity)	12.97%	15.47%	12.11%	12.30%

(3) Annualized Non-Interest Expense to Average Assets
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Total annualized non-interest expense	$197,330	$185,115	$197,672	$190,355
Average assets	9,899,693	9,727,605	9,811,371	9,738,958

Annualized non-interest expense/average assets	1.99%	1.90%	2.01%	1.95%

(4) Efficiency Ratio Calculation
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Net interest income	$73,528	$75,786	$225,090	$223,343
Non-interest income	18,047	15,916	46,069	43,060
Total income	$91,575	$91,702	$271,159	$266,403

Non-interest expense	$49,738	$46,659	$147,848	$142,375

Efficiency ratio (non-interest expense/income)	54.31%	50.88%	54.52%	53.44%

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Net Interest Margin Analysis
Quarterly Average Balances
(Unaudited) (Dollars in Thousands)

	September 30, 2019			June 30, 2019
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-Earning Assets:
Deposits	$53,597	$305	2.25%	$21,772	$136	2.50%
Federal funds sold and other short-term investments	76,382	574	2.98%	59,370	482	3.26%
Held to maturity debt securities (1)	464,561	3,075	2.65%	474,206	3,171	2.67%
Available for sale debt securities	1,089,421	6,851	2.52%	1,095,919	7,219	2.63%
Equity Securities, at fair value	747	—	—%	724	—	—%
Federal Home Loan Bank stock	71,206	1,067	5.99%	67,278	1,038	6.17%
Net loans: (2)
Total mortgage loans	5,149,119	56,402	4.32%	5,082,203	55,643	4.35%
Total commercial loans	1,643,816	20,104	4.81%	1,673,123	23,174	5.51%
Total consumer loans	407,010	4,648	4.53%	417,618	4,785	4.60%
Total net loans	7,199,945	81,154	4.44%	7,172,944	83,602	4.63%
Total Interest-Earning Assets	$8,955,859	$93,026	4.09%	$8,892,213	$95,648	4.28%

Non-Interest Earning Assets:
Cash and due from banks	103,963			90,867
Other assets	839,871			828,901
Total Assets	$9,899,693			$9,811,981

Interest-Bearing Liabilities:
Demand deposits	$3,558,809	$7,460	0.83%	$3,640,018	7,653	0.84%
Savings deposits	994,178	387	0.15%	1,028,585	420	0.16%
Time deposits	827,104	3,883	1.86%	802,011	3,643	1.82%
Total Deposits	5,380,091	11,730	0.87%	5,470,614	11,716	0.86%

Borrowed funds	1,445,112	7,768	2.13%	1,360,235	7,377	2.18%
Total Interest-Bearing Liabilities	6,825,203	19,498	1.13%	6,830,849	19,093	1.12%

Non-Interest Bearing Liabilities:
Non-interest bearing deposits	1,514,120			1,458,430
Other non-interest bearing liabilities	160,787			131,426
Total non-interest bearing liabilities	1,674,907			1,589,856
Total Liabilities	8,500,110			8,420,705
Stockholders' equity	1,399,583			1,391,276
Total Liabilities and Stockholders' Equity	$9,899,693			$9,811,981

Net interest income		$73,528			$76,555

Net interest rate spread			2.96%			3.16%
Net interest-earning assets	$2,130,656			$2,061,364

Net interest margin (3)			3.23%			3.42%

Ratio of interest-earning assets to total interest-bearing liabilities	1.31x			1.30x

(1)	Average outstanding balance amounts shown are amortized cost.
(2)	Average outstanding balances are net of the allowance for loan losses, deferred loan fees and expenses, loan premiums and discounts and include non-accrual loans.
(3)	Annualized net interest income divided by average interest-earning assets.

The following table summarizes the quarterly net interest margin for the previous five quarters.

	9/30/19	6/30/19	3/31/19	12/31/18	9/30/18
	3rd Qtr.	2nd Qtr.	1st Qtr.	4th Qtr.	3rd Qtr.
Interest-Earning Assets:
Securities	2.71%	2.80%	2.87%	2.87%	2.75%
Net loans	4.44%	4.63%	4.51%	4.49%	4.38%
Total interest-earning assets	4.09%	4.28%	4.20%	4.19%	4.07%

Interest-Bearing Liabilities:
Total deposits	0.87%	0.86%	0.78%	0.70%	0.60%
Total borrowings	2.13%	2.18%	2.07%	1.99%	1.93%
Total interest-bearing liabilities	1.13%	1.12%	1.04%	0.97%	0.90%

Interest rate spread	2.96%	3.16%	3.16%	3.22%	3.17%
Net interest margin	3.23%	3.42%	3.40%	3.44%	3.38%

Ratio of interest-earning assets to interest-bearing liabilities	1.31x	1.30x	1.30x	1.30x	1.30x

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Net Interest Margin Analysis
Average Year to Date Balances
(Unaudited) (Dollars in Thousands)

	September 30, 2019			September 30, 2018
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-Earning Assets:
Deposits	$29,089	$527	2.42%	$13,742	$183	1.78%
Federal funds sold and other short term investments	64,086	1,511	3.15%	50,878	1,090	2.86%
Held to maturity debt securities (1)	470,814	9,408	2.66%	471,637	9,447	2.67%
Available for sale debt securities	1,087,683	21,337	2.62%	1,045,709	19,113	2.44%
Equity securities, at fair value	717	—	—%	677	—	—%
Federal Home Loan Bank stock	68,298	3,247	6.34%	74,615	3,625	6.48%
Net loans: (2)
Total mortgage loans	5,094,641	167,051	4.34%	5,090,736	158,798	4.13%
Total commercial loans	1,657,138	63,788	5.10%	1,662,356	58,706	4.68%
Total consumer loans	417,320	14,216	4.55%	456,731	14,945	4.37%
Total net loans	7,169,099	245,055	4.53%	7,209,823	232,449	4.27%
Total Interest-Earning Assets	$8,889,786	$281,085	4.19%	$8,867,081	$265,907	3.98%

Non-Interest Earning Assets:
Cash and due from banks	96,914			94,122
Other assets	824,671			777,755
Total Assets	$9,811,371			$9,738,958

Interest-Bearing Liabilities:
Demand deposits	$3,599,349	$21,944	0.82%	$3,564,111	$14,188	0.53%
Savings deposits	1,024,693	1,287	0.17%	1,077,620	1,450	0.18%
Time deposits	802,361	10,709	1.78%	644,983	5,449	1.13%
Total Deposits	5,426,403	33,940	0.84%	5,286,714	21,087	0.53%
Borrowed funds	1,386,349	22,055	2.13%	1,583,740	21,477	1.81%
Total Interest-Bearing Liabilities	$6,812,752	$55,995	1.10%	$6,870,454	$42,564	0.83%

Non-Interest Bearing Liabilities:
Non-interest bearing deposits	1,471,742			1,458,498
Other non-interest bearing liabilities	138,039			92,350
Total non-interest bearing liabilities	1,609,781			1,550,848
Total Liabilities	8,422,533			8,421,302
Stockholders' equity	1,388,838			1,317,656
Total Liabilities and Stockholders' Equity	$9,811,371			$9,738,958

Net interest income		$225,090			$223,343

Net interest rate spread			3.09%			3.15%
Net interest-earning assets	$2,077,034			$1,996,627

Net interest margin (3)			3.35%			3.33%

Ratio of interest-earning assets to total interest-bearing liabilities	1.30x			1.29x

(1) Average outstanding balance amounts shown are amortized cost.
(2) Average outstanding balance are net of the allowance for loan losses, deferred loan fees and expenses, loan premium and discounts and include non-accrual loans.
(3) Annualized net interest income divided by average interest-earning assets.

The following table summarizes the year-to-date net interest margin for the previous three years.

	Nine Months Ended
	September 30, 2019	September 30, 2018	September 30, 2017
Interest-Earning Assets:
Securities	2.80%	2.69%	2.53%
Net loans	4.53%	4.27%	4.01%
Total interest-earning assets	4.19%	3.98%	3.72%

Interest-Bearing Liabilities:
Total deposits	0.84%	0.53%	0.36%
Total borrowings	2.13%	1.81%	1.67%
Total interest-bearing liabilities	1.10%	0.83%	0.67%

Interest rate spread	3.09%	3.15%	3.05%
Net interest margin	3.35%	3.33%	3.19%

Ratio of interest-earning assets to interest-bearing liabilities	1.30x	1.29x	1.26x